PUT AND CALL AGREEMENT

This Put and Call Agreement (this "Agreement") is entered into as of September 21, 2010 by and between Haig Bagerdjian ("Mr. Bagerdjian") and DG FastChannel, Inc., a Delaware corporation ("DGFC"). Mr. Bagerdjian and DGFC are referred to herein as the "Parties" or individually as a "Party."

RECITALS

A. Concurrently with the execution and delivery of this Agreement, DGFC and Point.360, a California corporation ("Point.360"), have entered into a Settlement Agreement (the "Settlement Agreement") having the same date as this Agreement. The Settlement Agreement pertains to a Complaint filed by DGFC on October 6, 2009, and a Counterclaim filed by Point.360 on December 1, 2009, in the United States District Court for the Central District of California in a matter entitled DG FastChannel, Inc. v. Point.360, Inc. et al. (Case No. CV 09-7289 CAS (FFMx)).

B. Pursuant to the Settlement Agreement, Point.360 has agreed to issue to DGFC 250,000 shares of Point.360 common stock (the "Point.360 Shares") in certificated form.

C. Mr. Bagerdjian is the Chairman of the Board, Chief Executive Officer, and President of Point.360. He currently holds approximately 50% of Point.360's outstanding shares. This Agreement is entered into by DGFC and Mr. Bagerdjian in conjunction with, and as a condition of, the Settlement Agreement.

D. Upon the terms and conditions set forth in this Agreement, the Parties desire (1) to provide Mr. Bagerdjian with the right to purchase all of the Point.360 Shares for $500,000 at any time prior to 12:00 p.m., Pacific Time, on March 21, 2011 and (2) to provide DGFC with the right, exercisable by DGFC on March 21, 2011, to require Mr. Bagerdjian to purchase all of the Point.360 Shares for $500,000 if Mr. Bagerdjian does not exercise his call right described in this sentence.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

1. Mr. Bagerdjian's Call Right. Mr. Bagerdjian shall have the right to purchase all, but not less than all, of the Point.360 Shares for a total purchase price of $500,000 at any time prior to 12:00 p.m., Pacific Time, on March 21, 2011 (the "Call Right") by providing DGFC with written notice of the exercise of the Call Right no later than 12:00 p.m., Pacific Time, on March 15, 2011. Within two business days after receiving notice from Mr. Bagerdjian of his exercise of the Call Right, DGFC shall deliver, by overnight courier, to Mr. Bagerdjian's counsel named in Section 15 below the stock certificate evidencing the Point.360 Shares, duly endorsed by DGFC or accompanied by a duly executed stock assignment separate from certificate. Within two business days after his counsel's receipt of such stock certificate, Mr. Bagerdjian shall deliver the purchase price of $500,000 by wire transfer of same day funds to an account at a U.S. banking institution designated in writing by DGFC and, upon delivery of such funds, the purchase and sale of the Point.360 Shares shall be deemed to have closed.

2. DGFC's Put Right.

a. If Mr. Bagerdjian does not exercise the Call Right prior to 12:00 p.m., Pacific Time, on March 15, 2011, or if Mr. Bagerdjian does not complete his payment obligation under the Call Right by the date required by Section 1 above, then, beginning at 12:00 p.m., Pacific Time, on March 21, 2011, DGFC shall have a one-time right to require Mr. Bagerdjian to purchase all, but not less than all, of the Point.360 Shares for a total purchase price of $500,000 (the "Put Right") by providing Mr. Bagerdjian with written notice of the exercise of the Put Right after 12:00 p.m., Pacific Time, on March 21, 2011 but before 12:00 p.m., Pacific Time, on April 4, 2011. DGFC shall not be permitted to exercise the Put Right after 12:00 p.m., Pacific Time, on April 4, 2011, at which day and time the Put Right shall expire if it has not been previously exercised by DGFC.

b. Within two business days after delivering notice to Mr. Bagerdjian of its exercise of the Put Right, DGFC shall deliver, by overnight courier, to Mr. Bagerdjian's counsel named in Section 15 below the stock certificate evidencing the Point.360 Shares, duly endorsed by DGFC or accompanied by a duly executed stock assignment separate from certificate. Within two business days after his counsel's receipt of such stock certificate, Mr. Bagerdjian shall deliver the purchase price of $500,000 by wire transfer of same day funds to an account at a U.S. banking institution designated in writing by DGFC and, upon delivery of such funds, the purchase and sale of the Point.360 Shares shall be deemed to have closed.

c. Notwithstanding any provision to the contrary in this Section 2 or in any other section of this Agreement, Mr. Bagerdjian shall not be obligated to purchase any of the Point.360 Shares upon the exercise of the Put Right or the Call Right unless DGFC transfers the Point.360 Shares to Mr. Bagerdjian free and clear of any and all security interests, liens, and other encumbrances, excluding restrictions imposed on Mr. Bagerdjian's subsequent resale of the Point.360 Shares by applicable federal and state securities laws, rules, and regulations.

d. Following Mr. Bagerdjian's purchase of the Point.360 Shares pursuant to the Call Right or the Put Right, DGFC shall have no further right to, or economic or other interest in, any of the Point.360 Shares.

3. DGFC's Right to Sell the Point.360 Shares.

a. Prior to the expiration of the Call Right, DGFC shall not assign, pledge, or encumber any of the Point.360 Shares.

b. Prior to the exercise of the Call Right by Mr. Bagerdjian, DGFC shall be permitted to sell any or all of the Point.360 Shares to a purchaser other than Mr. Bagerdjian; provided, however, that: (1) any such sale must be made by DGFC in compliance with applicable federal and state securities laws, rules, and regulations; (2) within two business days after closing such sale, DGFC must provide Mr. Bagerdjian with written notice of the sale, including a summary of the terms of the sale; (3) the Call Right and the Put Right shall both automatically terminate in their entirety effective upon the closing of any such sale by DGFC of any or all of the Point.360 Shares.

c. Following the unexercised expiration of the Call Right, DGFC shall be entitled to sell or otherwise transfer any or all of the Point.360 Shares in accordance with applicable federal and state securities laws, rules, and regulations.

4. Disputes Regarding Put and Call Agreement.

a. Forum Selection.

The Parties agree that the United States District Court for the Central District of California shall maintain continuing jurisdiction for a period of five (5) years to resolve any dispute regarding the validity, interpretation, effect, or alleged violation or breach of, the obligations set forth in this Agreement.

b. Relief.

The Parties agree that a breach of this Agreement will cause irreparable damage to the other Party for which no adequate remedy at law exists and hereby agree that a Party shall be entitled to seek preliminary and permanent injunctive relief and/or to seek any other remedies which a Party may have at law or in equity in response to any such breach. The Court then shall award appropriate equitable and/or legal relief.

c. Costs, Expenses and Attorney's Fees

In the event action is brought to enforce paragraphs 1, 2 or 3 of the Put and Call Agreement, the prevailing party shall be entitled to recover its costs, expenses (including expert witness fees) and attorney's fees incurred in prosecuting or defending that claim, including any costs, expenses, and attorney's fees arising from the execution and satisfaction of any agreement or judgment arising from such action.

5. Authorization. Each Party represents and warrants that it has the requisite power and authority and has taken all actions necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceeding on its part is necessary to authorize this Agreement. If any additional acts are required to consummate the transactions contemplated hereby and/or to perform either Party's obligations hereunder, such Party covenants in good faith to perform such additional acts and execute any necessary documents as may be reasonably necessary to give effect to the terms of this Agreement.

6. Waiver. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, shall be deemed, or be construed, as a further or continuing waiver of any such term, provision, or condition or as a waiver of any other term, provision, or condition of this Agreement.

7. Other Representations.

a. DGFC represents and warrants that, if Mr. Bagerdjian purchases the Point.360 Shares upon the exercise of the Call Right or the Put Right, DGFC shall sell and transfer the Point.360 Shares to Mr. Bagerdjian free and clear of any and all security interests,

liens, and other encumbrances, excluding restrictions imposed on Mr. Bagerdjian's subsequent resale of the Point.360 Shares by applicable federal and state securities laws, rules, and regulations.

b. Each Party acknowledges that at no time has the other Party made any representations, promises, or statements (whether oral or written) regarding the subject matter of this Agreement except as set forth in this Agreement. Each Party represents and warrants that it has not been induced to enter into this Agreement on the basis of any other representations, promises, or statements (whether oral or written) made at any time by the other Party.

c. Each Party represents that in executing this Agreement it is relying solely on its own judgment, belief, and knowledge, and upon the advice and recommendation of its counsel concerning the nature, extent, and duration of its rights and obligations deriving from this Agreement.

d. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any exercise of, or failure to exercise, the Call Right or the Put Right.

8. Interpretation. This Agreement shall be interpreted simply and fairly and not strictly in favor of or against either Party. To this end, the Parties agree that the terms of this Agreement are the product of an arm's length negotiation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9. Consultation with Counsel. Both Parties acknowledge that they have had the opportunity to consult with counsel of their choice during the arm's length negotiation of this Agreement and prior to executing this Agreement.

10. Governing Law. This Agreement shall be construed and governed in accordance with the internal laws of the State of California without giving effect to such state's conflict-of-law principles.

11. Cumulative Remedies. The rights, remedies, powers, and privileges provided by this Agreement are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

12. Successors and Assigns. The obligations of this Agreement shall be binding upon the Parties and their permitted successors and assigns, and the rights of this Agreement shall inure to the benefit of such permitted successors and assigns.

13. Severability. If any clause or provision of this Agreement is declared illegal, invalid, or unenforceable under present or future laws effective during the term hereof, it is the intention of the Parties hereto to reach agreement to terms that will lawfully carry out the

intended purpose of any such clause or provision, and to take such action as may be necessary to do so. The Parties further intend that the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

14. Final Agreement.

a. This Agreement is the complete, final, and exclusive statement of the agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, and understandings between the Parties, and/or their respective counsel, with respect to the subject matter covered by this Agreement.

b. Any purported termination, amendment, or other modification of this Agreement shall be void and have no force or effect unless it is in writing and signed by both of the Parties. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute but one and the same agreement. Signature pages transmitted by facsimile transmission or electronically shall be the equivalent of originals.

15. Notices. Notices to either Party under this Agreement shall be in writing and may be delivered by hand, by overnight courier, or by facsimile to the address(es) below. Any notice delivered by hand or facsimile shall be deemed delivered when sent on a business day or if not on a business day, the next business day after sending, and if delivered by overnight courier on the next business day.

If to Mr. Bagerdjian:

Haig Bagerdjian
c/o Point.360
2777 North Ontario Street
Burbank, CA 91504
Fax: (818) 847-2503
Contact: (818) 565-1444

With a copy to:

TroyGould PC
Attention: William D. Gould
1801 Century Park East, Ste. 1600
Los Angeles, CA 90067
Fax: (310) 201-4746
Contact: (310) 789-1338

If to DGFC:

DG FastChannel, Inc.
Attention: Chief Financial Officer
750 West Carpenter Freeway
Suite 700
Irving, TX 75039
Fax: (972) 581-2001
Contact: (972) 581-2000

With a copy to:

Latham and Watkins LLP
Attention: Susan S. Azad
355 South Grand Avenue
Los Angeles, CA 90071
Fax: (213) 891-8763
Contact: (213) 485-1234

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

HAIG BAGERDJIAN

DG FASTCHANNEL, INC.

By: ______________________

Name: Scott K Ginsburg

Title: CEO

APPROVED AS TO FORM:

Dated: September 23, 2010

LATHAM & WATKINS LLP
Susan S. Azad
Colin B. Vandell
Patricia A. Eberwine

By Susan S. Azad/CV
Susan S. Azad
Attorneys for Plaintiff and Counterclaim Defendant DG FastChannel, Inc.

Dated: September 21, 2010

TROYGOULD PC
Russell I. Glazer
Arvin Tseng

By ______________________
Russell I. Glazer
Attorneys for Haig Bagerdjian